EXHIBIT 99.1

Contact: Frank V. McMahon Vice Chairman and Chief Financial Officer (714) 250-4401	NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS PRELIMINARY

FINANCIAL RESULTS FOR THE THIRD QUARTER 2006

–Preliminarily Adjusts Second Quarter Financial Results

to Increase Provision for Title Losses and Other Claims–

SANTA ANA, Calif., Nov. 2, 2006 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced preliminary financial results for the third quarter and nine months ended Sept. 30, 2006, and a preliminary adjustment to its second quarter earnings release to reflect an increase in the company’s provision for title losses and other claims, and the effects of certain other matters.

These financial results and adjustments are preliminary because, as previously disclosed on Aug. 9, 2006, the company initiated a review of its historical stock option grant practices and related potential tax and accounting impact. A special subcommittee of the company’s audit committee is conducting a review relative to this issue with the assistance of independent legal counsel and outside accounting experts. The financial results and adjustments reported today do not take into account any adjustments that may be required in connection with the completion of this review and, therefore, should be considered preliminary until the company files its Form 10-Qs for the periods ended Sept. 30 and June 30, 2006, as discussed in more detail below.

Revenues for the third quarter of 2006 were $2.17 billion, essentially unchanged from the third quarter of 2005. Net income was $98.0 million in the third quarter of 2006, compared with $149.1 million in the third quarter of 2005, a decline of 34 percent. Diluted earnings per share were $1.00 in the third quarter of 2006, versus $1.51 in the third quarter of the prior year.

For the nine-months ended Sept. 30, 2006, revenues grew to $6.34 billion, up 8 percent from $5.86 billion for the nine months ended Sept. 30, 2005. Year-to-date, the company’s net income was $187.4 million versus $367.8 million for the comparable period in 2005, a decline of 49 percent. Diluted earnings per share were $1.90 for the nine months ended Sept. 30, 2006, compared with $3.79 for the same period in 2005.

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“Revenues for the third quarter were very resilient, given the decline in mortgage originations,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The Mortgage Bankers Association (MBA) estimates of mortgage originations for the third quarter of 2006 indicate a decline of nearly 29 percent over the prior year. Our strategy of diversifying our revenue base to include more counter-cyclical businesses is reducing our relationship with the declining housing market.

“The margin decline this quarter is a result of a shift in mix of business to more agency generated revenue, which is less profitable for us, generally, as well as increased administrative costs. While we have made, and continue to make, efforts to reduce expenses, we are not satisfied, and continue to search for ways to enhance our efficiencies.”

Overview

Mortgage originations decreased in the third quarter of 2006 when compared with the same period of the prior year, resulting in a decline in operating revenues at the company’s Title Insurance and Mortgage Information segments. Operating revenues for these two segments are primarily dependent on the level of real estate activity. However, as a result of the company’s acquisition activity and organic growth at the company’s Specialty Insurance, Property Information, and Risk Mitigation and Business Solutions segments, total operating revenues increased modestly when compared with the third quarter of 2005. Profits for the third quarter of 2006 did not keep pace with the revenue growth due primarily to an increase in the loss provision rate for the title insurance operations, continued investments in new business initiatives and increased legal/regulatory-related costs. Operating revenues for the three and nine months ended Sept. 30, 2006, were $2.11 billion and $6.16 billion, respectively. Operating revenues for the three and nine months ended Sept. 30, 2005, were $2.10 billion and $5.69 billion, respectively. Net income for the three and nine months ended Sept. 30, 2006, was $98.0 million, or $1.00 per diluted share, and $187.4 million, or $1.90 per diluted share, respectively. Net income for the three and nine months ended Sept. 30, 2005, was $149.1 million, or $1.51 per diluted share, and $367.8 million, or $3.79 per diluted share, respectively.

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PRELIMINARY OPERATING REVENUES (in thousands)

	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	% Change	2006	2005	% Change
Financial Services:
Title Insurance:
Direct Operations	$763,959	$820,186	(6.9)	$2,256,260	$2,172,406	3.9
Agency Operations	784,426	756,868	3.6	2,272,490	2,037,969	11.5

	1,548,385	1,577,054	(1.8)	4,528,750	4,210,375	7.6
Specialty Insurance	78,521	74,678	5.1	230,275	198,972	15.7

	1,626,906	1,651,732	(1.5)	4,759,025	4,409,347	7.9

Information Technology:
Mortgage Information	128,274	150,117	(14.6)	400,343	443,089	(9.6)
Property Information	157,018	137,447	14.2	436,568	384,074	13.7
Risk Mitigation & Business Solutions	211,373	168,310	25.6	609,564	467,753	30.3

	496,665	455,874	8.9	1,446,475	1,294,916	11.7

Eliminations	(17,249)	(4,453)	—	(46,792)	(12,653)	—

Total	$2,106,322	$2,103,153	0.2	$6,158,708	$5,691,610	8.2

Financial Services. Operating revenues from direct title operations decreased 6.9 percent and increased 3.9 percent for the three and nine months ended Sept. 30, 2006, respectively, when compared with the same periods of the prior year. The decrease for the current three-month period was due to a decline in the number of title orders closed by the company’s direct operations, offset in part by an increase in the average revenues per order closed. The increase for the current nine-month period was due to an increase in the average revenues per order closed, offset in part by a decline in the number of title orders closed. The average revenues per order closed were $1,614 and $1,630 for the three and nine months ended Sept. 30, 2006, respectively, increases of 9.3 percent and 16.0 percent when compared with the same periods of the prior year. These increases were primarily due to a decreased mix of lower-premium refinance transactions, an increase in higher-premium resale and commercial activity, and for the nine-month period, appreciating home values. The company’s direct operations closed 473,300 and 1,384,000 title orders during the current three and nine month periods, respectively, decreases of 14.8 percent and 10.5 percent when compared with the same periods of the prior year. These decreases were primarily due to the decline in mortgage originations, offset in part by market share gains that resulted from organic growth and acquisitions. Operating revenues from agency operations increased 3.6 percent and 11.5 percent for the three and nine

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months ended Sept. 30, 2006, respectively, when compared with the same periods of the prior year. These increases primarily reflect the timing of the reporting of agency remittances.

Total operating revenues for the Title Insurance segment (direct and agency operations) contributed by new acquisitions were $58.7 million and $191.1 million for the three and nine months ended Sept. 30, 2006, respectively.

Information Technology. Mortgage Information operating revenues decreased $21.8 million and $42.7 million for the three and nine months ended Sept. 30, 2006, respectively, when compared with the same periods of the prior year. These decreases were primarily due to the decline in mortgage originations and increases in estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds, which resulted in the deferral of a larger portion of the tax service fee in early years. Operating revenues for the Property Information segment increased $19.6 million, or 14.2 percent, and $52.5 million, or 13.7 percent, for the three and nine months ended Sept. 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to the continued strength in this segment’s subscription-based information businesses, increased appraisal revenues resulting from market share growth and $1.1 million and $8.4 million of operating revenues contributed by new acquisitions for the respective periods, offset in part by the affects of the slowdown in mortgage originations. Risk Mitigation and Business Solutions operating revenues increased $43.1 million, or 25.6 percent, and $141.8 million, or 30.3 percent, for the three and nine months ended Sept. 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to $36.7 million and $119.0 million of operating revenues contributed by new acquisitions for the respective periods.

Investment and Other Income

Investment and other income totaled $61.2 million and $171.3 million for the three and nine months ended Sept. 30, 2006, respectively, representing increases of $3.0 million, or 5.2 percent, and $18.8 million, or 12.3 percent, when compared with the same periods of the prior year. These increases resulted primarily from increases in interest and dividend income, offset in part by reductions in earnings from unconsolidated affiliates, which are accounted for under the equity method of accounting.

Gain on Issuance of Subsidiary Stock

Gain on issuance of subsidiary stock totaled $0.5 million and $8.9 million for the three and nine months ended Sept. 30, 2006, respectively, compared with $4.0 million and $6.8 million for the three and nine months ended Sept. 30, 2005, respectively. These amounts represent realized gains

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associated with the issuance of shares by the company’s publicly traded subsidiary, First Advantage Corporation.

Total Operating Expenses

Financial Services. Salaries and other personnel costs for the Financial Services group, which primarily reflects the Title Insurance segment, were $464.6 million and $1.39 billion for the three and nine months ended Sept. 30, 2006, respectively, increases of $1.4 million, or 0.3 percent, and $84.5 million, or 6.5 percent, when compared with the same periods of the prior year. These increases were primarily due to $20.2 million and $62.2 million of personnel costs associated with new acquisitions, offset in part by cost reductions in response to the decline in mortgage originations. The nine-month period was impacted by the relatively high staffing levels present toward the latter part 2005 and the beginning of 2006, which were necessary to service the high level of title order volume processed during 2005. As order volumes decreased, the company began adjusting staffing levels to match new order counts. As a percentage of operating revenues, salaries and other personnel costs were 28.6 percent and 29.2 percent for the three and nine months ended Sept. 30, 2006, respectively, compared to 28.0 percent and 29.6 percent for the same periods of the prior year.

Agents retained $622.9 million and $1.82 billion of title premiums generated by agency operations for the three and nine months ended Sept. 30, 2006, respectively, which compares with $607.2 million and $1.63 billion for the same periods of the prior year. The percentage of title premiums retained by agents decreased to 80.0 percent for the current nine month-period, down from 80.1 percent for the same period of the prior year due to regional variances (i.e., the agency share varies from region to region and, thus, the geographical mix of agency revenues causes this variation).

Other operating expenses for the Financial Services group, which primarily reflect the Title Insurance segment, were $283.9 million and $830.5 million for the three and nine months ended Sept. 30, 2006, respectively, increases of $8.8 million, or 3.2 percent, and $101.3 million, or 13.9 percent, when compared with the same periods of the prior year. These increases were primarily due to $13.5 million and $57.8 million of other operating expenses associated with new acquisitions for the respective periods. Contributing to the increase for the current nine-month period was the $30.5 million regulatory/litigation charge taken in the second quarter of 2006. As a percentage of operating revenues, other operating expenses were 17.5 percent for both the three and nine months ended Sept. 30, 2006, and 16.7 percent and 16.5 percent for the same periods of the prior year.

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The provision for policy losses and other claims primarily represents title insurance claims, home warranty claims and property and casualty insurance claims. For the Title Insurance segment, the claims provision as a percentage of title insurance operating revenues was 8.8 percent for the current nine-month period and 4.5 percent for the same period of the prior year. This increase reflects the $155.0 million adjustment recorded in the second quarter 2006 to reflect adverse claims development (see discussion under Adjustments to Second Quarter Preliminary Financial Results below), as well as an increase in the loss provision rate to 5.5 percent in the third quarter 2006 from 5.0 percent in the same period of the prior year.

For the home warranty business, the claims provision as a percentage of home warranty operating revenues was 50.3 percent for the current nine-month period and 52.0 percent for the same period of the prior year. This decrease in rate was primarily due to a reduction in the average cost per claim. For the property and casualty business, the claims provision as a percentage of property and casualty insurance operating revenues was 50.3 percent for the current nine-month period and 53.1 percent for the same period of the prior year. The rate for the prior year period included high claims activity, which resulted from the heavy rains in Southern California experienced during the first quarter of 2005.

Premium taxes, which relate to the Title Insurance and Specialty Insurance segments, were $52.6 million and $45.9 million for the nine months ended Sept. 30, 2006 and 2005, respectively. Premium taxes as a percentage of title insurance and specialty insurance operating revenues were 1.1 percent and 1.0 percent for the current nine-month period and for the same period of the prior year, respectively.

Information Technology. Information technology personnel and other operating expenses were $372.5 million and $1.09 billion for the three and nine months ended Sept. 30, 2006, respectively, increases of $35.2 million and $138.5 million when compared with the same periods of the prior year. These increases were primarily due to $27.5 million and $95.8 million of personnel and other expenses contributed by new acquisitions, as well as expenses incurred at the Property Information and Risk Mitigation and Business Solutions segments to service the increase in business volume.

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PRELIMINARY INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS

(in thousands)

	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	% Change	2006	2005	% Change
Financial Services:
Title Insurance	$121,138	$180,595	(32.9)	$182,411	$426,661	(57.2)
Specialty Insurance	14,475	12,799	13.1	41,321	34,297	20.5

	135,613	193,394	(29.9)	223,732	460,958	(51.5)

Information Technology:
Mortgage Information	28,496	34,744	(18.0)	91,831	106,593	(13.8)
Property Information	40,178	42,549	(5.6)	109,860	119,841	(8.3)
Risk Mitigation & Business Solutions	31,534	26,417	19.4	86,483	74,500	16.1

	100,208	103,710	(3.4)	288,174	300,934	(4.2)

Total before corporate expenses	235,821	297,104	(20.6)	511,906	761,892	(32.8)

Corporate	(44,729)	(21,743)	105.7	(110,031)	(67,269)	63.6

Total	$191,092	$275,361	(30.6)	$401,875	$694,623	(42.1)

In general, the title insurance business is a lower profit margin business when compared to the company’s other segments. The lower profit margins reflect the high cost of producing title evidence whereas the corresponding revenues are subject to regulatory and competitive pricing pressures. Due to the relatively high proportion of fixed costs, Title Insurance profit margins generally improve as closed order volumes increase. In addition, Title Insurance profit margins are affected by the composition (residential or commercial) of real estate activity. Profit margins from commercial transactions are generally higher than from residential transactions. Title Insurance profit margins are also affected by the percentage of operating revenues generated by agency operations. Profit margins from direct operations are generally higher than from agency operations due primarily to the large portion of the premium that is retained by the agent. Most of the businesses included in the Information Technology group are database intensive, with a relatively high proportion of fixed costs. As such, profit margins generally improve as revenues increase. Revenues for the Mortgage Information segment, like the Title Insurance segment, are primarily dependent on the level of real estate activity and the cost and availability of mortgage funds. Revenues for the Property Information segment are, in part, dependent on real estate activity, but are less cyclical than Title Insurance and Mortgage Information revenues as a result of a significant subscription-based revenue stream. Most of the revenues for the Risk Mitigation and Business Solutions segment are unaffected by real estate

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activity, with the exception of the mortgage credit reporting business, which is dependent on real estate activity.

Commencing in the second quarter of 2006, the company began allocating certain expenses, which had previously been reported as corporate expenses, to the Title Insurance, Specialty Insurance, Mortgage Information and Property Information segments. These expenses include costs associated primarily with a supplemental employee retirement plan, stock option expense and certain general expenses. The expenses associated with the supplemental retirement plan and the stock option plan were allocated to each segment based on actual costs. The allocation of certain general expenses was made to the Title Insurance and Specialty Insurance segments based on their proportionate contribution to net operating revenues (operating revenues less agent retention, if applicable). Specifically, those segments were allocated corporate expenses in an amount equal to 1.0 percent of their respective net operating revenues. The Mortgage Information and Property Information segments had been receiving corporate expense allocations in an amount equal to 1.0 percent of their respective net operating revenues; therefore, no additional allocation was made to them. All periods presented above consistently reflect the new allocation policy.

Corporate expenses totaled $44.7 million and $110.0 million for the three and nine months ended Sept. 30, 2006, respectively, increases of $23.0 million and $42.8 million when compared with the same periods of the prior year. These increases were primarily due to increased technology costs, professional services costs and employee benefit costs, as well as share-based compensation expense resulting from the adoption of SFAS 123R. Also contributing to the increase in corporate expenses were $2.6 million of costs incurred in connection with the company’s ongoing review of its stock option grant practices.

Income Taxes

The effective income tax rate (income tax expense as a percentage of pretax income after minority interest expense) was 44.3 percent for the nine months ended Sept. 30, 2006, and 41.0 percent for the same period of the prior year. The increase in effective rate was primarily attributable to the $155.0 million reserve adjustment recorded in the second quarter 2006 (for which a corresponding tax benefit was recognized at 36 percent), as well as changes in the ratio of permanent differences to income before income taxes. A large portion of the company’s minority interest expense is attributable to a limited liability company subsidiary which, for tax purposes, is treated as a partnership. Accordingly, no income taxes have been provided for that portion of the minority interest expense.

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Minority Interests

Minority interest expense was $23.6 million and $65.4 million for the three and nine months ended Sept. 30, 2006, respectively, decreases of $1.6 million and $5.8 million when compared with the same periods of the prior year. These decreases were primarily attributable to the decrease in operating results of the company’s joint venture with Experian Information Solutions.

Preliminary Adjustments to Second Quarter Financial Results

The company is adjusting preliminarily its second quarter 2006 financial results, which were released and furnished to the Securities and Exchange Commission on July 26, 2006, to reflect an increase in the provision for incurred but not reported (IBNR) reserves of $155.0 million, a reduction in salaries and other personnel costs of $15.8 million and an increase in litigation reserves of $8.5 million. The increase in the IBNR reserve is due primarily to adverse claims development. The increase in litigation reserves is a result of revised estimates that reflect new information regarding potential losses for litigation to which the company is a party. The decrease in salaries and other personnel costs is due to lower anticipated bonus payments and 401(k) costs as a result of the decrease in profits. Because the aforementioned changes in estimates relate to amounts included in the financial statements for the period ended June 30, 2006, and the company has not yet issued its financial statements and filed its quarterly report on Form 10-Q for the period ended June 30, 2006, the revised estimates and adjusted amounts will be reflected in the financial results for the second quarter.

The company provides for Title Insurance losses by a charge to expense when the related premium revenue is recognized. The amount charged to expense is generally determined by applying a rate (the loss provision rate) to total Title Insurance operating revenues. The company’s management estimates the loss provision rate at the beginning of each year and reassesses the rate quarterly to ensure that the resulting IBNR reserve included in the company’s consolidated balance sheets reflects management’s best estimate of the total costs required to settle all IBNR claims.

To estimate and reassess the loss provision rate and the resulting IBNR reserve, the company’s management analyzes historical claims experience and considers current trends that impact future claims development but are not fully reflected in historical claims experience. To help analyze historical claims experience, the company uses an independent third-party actuary. The actuary provides to the company a report, generally twice a year, which identifies a range of reserve estimates for IBNR, as well as loss rates that reflect the total expected ultimate loss by policy year as a percentage of that year’s title insurance operating revenues, based on the assumptions included in the actuarial models. The report prepared by the actuary is primarily based on the company’s

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historical claim payment patterns and incurred loss patterns. Therefore, the report principally projects expected future claims patterns or development based on historical claims frequency, severity and payment patterns. It does not fully reflect current trends that impact future claims development. These trends include, among others, changes in technology (primarily impacting title searching), changes in the average revenue generated per title policy issued, changes in the types of policies issued, changes in the types of real estate transactions, changes in the average life of a mortgage, and changes in the frequency of turnover of properties. The company’s management analyzes and estimates the impact of current trends primarily by consulting with in-house claims and operations personnel, consulting with the independent third-party actuary and by applying its extensive knowledge of the title insurance business. The company’s management combines the results of its analysis of the impact of current trends with the results obtained from the actuary to determine what it considers to be management’s best estimate of the total costs required to settle all claims incurred but not reported to the company.

For the second quarter of 2006, the company increased its IBNR reserve by a total of $176.9 million (vs. $21.9 million originally reported in July 2006). The company has experienced adverse claim development this year, primarily for policy years 2000, 2001, 2002, 2003, 2004 and 2005. Given that recent actual claim experience has exceeded previous expectations of claim experience, management placed a greater weight on the estimated likely loss exposure determined by the independent actuary, which is based on historical claim payment patterns and incurred loss patterns, and less weight on the current trends (listed above) that are expected to impact future claims development, in establishing the IBNR reserve for the quarter ended June 30, 2006.

The effect of these adjustments is to reduce net income before income taxes and minority interests for the second quarter ended June 30, 2006, from $220.7 million previously announced to $73.1 million, net income from $114.7 million previously announced to $19.7 million and net income per diluted share from $1.16 previously announced to 20 cents.

Review of Historical Stock Option Granting Practices

Although the special subcommittee’s review of the company’s historical stock option granting practices is ongoing, the company has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past may have differed from the recorded grant dates of such awards. Accordingly, the company expects to record additional non-cash charges for stock-based compensation expense, but is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions or which periods would require restatement, if any. Consequently, the company is not providing

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detailed, final GAAP or non-GAAP financial information for the periods ended Sept. 30 and June 30, 2006.

The company intends to issue full results for the periods ended June 30, 2006, and Sept. 30, 2006, and to file its Form 10-Q for those periods as soon as practicable after completion of the special subcommittee’s review.

Teleconference/Webcast

First American’s third quarter results will be discussed in more detail on Thursday Nov. 2, 2006, at 11 a.m. EST, via teleconference. The dial-in number is (888) 955-3516 and the pass code is FIRST AMERICAN. The live audio webcast of the call and copies of the slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 9, 2006, by dialing (402) 998-1599. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, and Risk Mitigation and Business Solutions. With revenues of $8.1 billion in 2005, First American has approximately 2,100 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including those relating to non-cash charges for stock-based compensation expense are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; the company’s continued ability to identify businesses to be acquired; changes in the company’s ability to integrate businesses which it acquires; the results of the special subcommittee’s review of the company’s stock option granting practices; the impact of any restatement of financial statements of the company or other

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actions that may be taken or required as a result of such review; the possibility that the company will continue to be unable to timely file reports with the Securities and Exchange Commission; litigation and governmental investigations or proceedings which may arise out of the company’s stock option granting practices or any restatement of the financial statements of the company; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2005, and Part II, Item 1A of the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006, in both cases as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There can be no assurance that the outcome of the review by the special subcommittee of the company’s historical stock option granting practices and the related potential accounting impact will not result in changes to these preliminary financial results and adjustments for the quarters ended Sept. 30 and June 30, 2006, or a restatement of financial results provided by the company for any historical period.

(Additional Financial Data Follows)

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Summary of Preliminary Earnings

(unaudited, in thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September
	2006	2005	2006	2005
Total Revenues	$2,167,972	$2,168,182	$6,338,944	$5,856,641
Income before income taxes and minority interests	$191,092	$275,361	$401,875	$694,623
Income taxes	$69,500	$101,100	$149,000	$255,600
Minority interests	$23,563	$25,139	$65,436	$71,246
Net income	$98,029	$149,122	$187,439	$367,777
Net income per share:
Basic	$1.02	$1.56	$1.95	$3.92
Diluted	$1.00	$1.51	$1.90	$3.79
Weighted average shares outstanding:
Basic	96,054	95,341	96,159	93,852
Diluted	98,538	98,768	98,939	97,307

Summary Preliminary Balance Sheet Information

(unaudited, in thousands, except per share amounts)

	September 30	December 31
	2006	2005
Cash	$1,272,577	$1,561,144
Investments	$1,836,089	$1,632,579
Goodwill	$2,294,477	$2,092,612
Notes payable	$889,838	$848,569
Total stockholders’ equity	$3,159,456	$3,006,547
Book value per share	$32.91	$31.36

Summary Title Insurance Order Counts

From Direct Operations

	Three Months Ended September 30
	2006	2005
Title orders opened:
July	192,700	236,400
August	227,300	257,300
September	205,200	231,300

Third quarter total	625,200	725,000

Title orders closed:
July	151,600	177,300
August	170,900	199,900
September	150,800	178,400

Third quarter total	473,300	555,600

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Preliminary Results of Operations

(unaudited, in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
RESULTS OF OPERATIONS
Revenues
Operating revenues	$2,106,322	$2,103,153	$6,158,708	$5,691,610
Investment and other income	61,230	58,196	171,333	152,527
Gain on stock issued by subsidiary	478	4,007	8,914	6,773
Net realized investment (losses) gains	(58)	2,826	(11)	5,731

	2,167,972	2,168,182	6,338,944	5,856,641

Expenses
Salaries and other personnel costs	645,766	628,559	1,925,779	1,778,531
Premiums retained by agents	622,898	607,239	1,819,095	1,632,863
Other operating expenses	490,355	460,366	1,412,377	1,237,713
Provision for title losses and other claims	131,257	126,186	527,361	316,820
Depreciation and amortization	51,856	38,049	150,514	110,998
Premium taxes	17,584	16,954	52,550	45,897
Interest	17,164	15,468	49,393	39,196

	1,976,880	1,892,821	5,937,069	5,162,018

Income before income taxes and minority interests	$191,092	$275,361	$401,875	$694,623

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Preliminary Segment Margins

(unaudited, in thousands, except percentages)

	Three Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2006	2005	2006	2005	2006	2005
Financial Services

Title Insurance and Services	$1,595,809	$1,618,339	$121,138	$180,595	7.6%	11.2%
Specialty Insurance	83,112	78,873	14,475	12,799	17.4%	16.2%

	$1,678,921	$1,697,212	$135,613	$193,394	8.1%	11.4%

Information Technology

Mortgage Information	$129,946	$153,616	$28,496	$34,744	21.9%	22.6%
Property Information	162,431	146,721	40,178	42,549	24.7%	29.0%
Risk Mitigation and Business Solutions	212,914	170,247	31,534	26,417	14.8%	15.5%

	$505,291	$470,584	$100,208	$103,710	19.8%	22.0%

	Nine Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2006	2005	2006	2005	2006	2005
Financial Services

Title Insurance and Services	$4,662,758	$4,316,718	$182,411	$426,661	3.9%	9.9%
Specialty Insurance	243,426	210,421	41,321	34,297	17.0%	16.3%

	$4,906,184	$4,527,139	$223,732	$460,958	4.6%	10.2%

Information Technology

Mortgage Information	$405,198	$450,277	$91,831	$106,593	22.7%	23.7%
Property Information	452,593	409,466	109,860	119,841	24.3%	29.3%
Risk Mitigation and Business Solutions	613,350	474,970	86,483	74,500	14.1%	15.7%

	$1,471,141	$1,334,713	$288,174	$300,934	19.6%	22.5%

(A)—Income before income tax, minority interest and corporate expenses

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